As filed with the Securities and Exchange Commission on October 7, 2004

REGISTRATION NO. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Dyax Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3053198
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

300 Technology Square, Cambridge, Massachusetts  02139

(Address of Principal Executive Offices)

AMENDED AND RESTATED 1995 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Henry E. Blair

Chairman, President and Chief Executive Officer
Dyax Corp.
300 Technology Square
Cambridge, Massachusetts  02139
(617) 225-2500
(Name, Address and Telephone Number of Agent for Service)

with copies to:

Nathaniel S. Gardiner, Esq.
Palmer & Dodge LLP
111 Huntington Avenue
Boston, Massachusetts 02199
(617) 239-0100

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common Stock, $0.01 par value(1)	2,450,568 shares	$7.69	$18,844,868	$2,387.64

(1)   Includes associated purchase rights which currently are evidenced by certificates for shares of Dyax Corp. Common Stock, and automatically trade with such shares.

(2)   Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of our Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by our Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional Common Stock.

(3)   Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(h)(1) and based upon the average of the high and low sale prices on October 4, 2004 as reported by the Nasdaq National Market.

(4)   This Registration Statement registers an additional 2,450,568 shares issuable under our Amended and Restated 1995 Equity Incentive Plan (the “Plan”).  We have previously registered 5,687,558 shares issuable under the Plan (Registration Statement Nos. 333-49852 and 333-97523).

Statement Regarding Incorporation by Reference from Effective Registration Statements.

This Registration Statement registers additional securities of the same class as other securities for which  registration statements filed on Form S-8 relating to our Amended and Restated 1995 Equity Incentive Plan (the “Plan”) are already effective.  Pursuant to Instruction E to Form S-8, we incorporate by reference into this Registration Statement the contents of the registration statements we filed on Forms S-8 (File Nos. 333-49852 and 333-97523) with the Securities and Exchange Commission on November 13, 2000 and August 1, 2002 in their entirety and including exhibits thereto, relating to the registration of 3,687,558 and 2,000,000 shares of our Common Stock, $0.01 par value per share, respectively, authorized for issuance under the Plan.  This Registration Statement provides for the registration of an additional 2,450,568 shares of our Common Stock authorized for issuance under the Plan as a result of the Plan’s “evergreen” provision.  This provision provides for automatic annual increases in the number of shares authorized for issuance under the Plan, pursuant to a specified formula in the Plan.

Item 8.  Exhibits.

See Exhibit Index immediately following the signature page.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on this 7th day of October 2004.

DYAX CORP.

By:	/s/ Henry E. Blair
Henry E. Blair, President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

We, the undersigned officers and directors of Dyax Corp., hereby severally constitute and appoint Henry E. Blair, Stephen S. Galliker and Nathaniel S. Gardiner, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Capacity	Date

/s/ Henry E. Blair	President, Chief Executive Officer,	October 7, 2004
Henry E. Blair	and Chairman of the Board of
Directors (Principal Executive Officer)

/s/ Stephen S. Galliker	Executive Vice President, Finance	October 7, 2004
Stephen S. Galliker	and Administration and Chief Financial
Officer (Principal Financial and
Accounting Officer)

/s/ Constantine E. Anagnostopoulos	Director	October 7, 2004
Constantine E. Anagnostopoulos

/s/ Susan Bayh	Director	October 7, 2004
Susan Bayh

/s/ James W. Fordyce	Director	October 7, 2004
James W. Fordyce

/s/ Mary Ann Gray	Director	October 7, 2004
Mary Ann Gray

/s/ Thomas L. Kempner	Director	October 7, 2004
Thomas L. Kempner

/s/ Henry R. Lewis	Director	October 7, 2004
Henry R. Lewis

/s David J. McLachlan	Director	October 7, 2004
David J. McLachlan

EXHIBIT INDEX

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation of the Company. Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q (File No. 000-24537) for the quarter ended June 30, 2004 and incorporated herein by reference.

4.2

Amended and Restated By-laws of the Company. Filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q (File No. 000-24537) for the quarter ended September 30, 2000 and incorporated herein by reference.

4.3

Certificate of Designations Designating the Series A Junior Participating Preferred Stock of the Company. Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 000-24537) and incorporated herein by reference.

4.4

Rights Agreement dated June 27, 2001, between American Stock Transfer & Trust Company, as Rights Agent, and the Company.  Filed as Exhibit 4.1 to the Company’s Current Report on Form8-K (File No. 000-24537) and incorporated herein by reference.

5.1	Opinion of Palmer & Dodge LLP as to the legality of the securities registered hereunder. Filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm. Filed herewith.

23.2	Consent of Palmer & Dodge LLP. Included in Exhibit 5.1.

24.1	Power of Attorney (included in the signature page hereto).